Exhibit 15.1

AWARENESS LETTER OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with the recommended auditing standards on limited reviews applicable in Belgium, as issued by the “Institut des Reviseurs d’Entreprises/Instituut der Bedrijfsrevisoren”, the unaudited interim consolidated financial information of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) SA, for the three-months and nine-months periods ended September 30, 2010 and 2009, and have issued our report dated December 16, 2010. As indicated in such report, because we did not perform an audit, we expressed no opinion on that consolidated financial information.

We are aware that our report referred to above is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Diegem, December 16, 2010

/s/ Michel Denayer
DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises
BV o.v.v.e. CVBA / SC s.f.d. SCRL
Represented by Michel Denayer